NEWS RELEASE

Contact: Gary L. Smith VP, Finance & Treasurer	Date:	May 6, 2009

Phone: 419-891-6417

E-mail: gary—smith@andersonsinc.com

THE ANDERSONS, INC. REPORTS FIRST QUARTER RESULTS
Earnings Of $0.27 Per Diluted Share

MAUMEE, OHIO, MAY 6, 2009—The Andersons, Inc. (Nasdaq: ANDE), today announced first quarter net income attributable to the company of $5.0 million, or $0.27 per diluted share, on revenues of $697 million. In the same three month period of 2008, the company reported results of $7.8 million, or $0.42 per diluted share, on $713 million of revenues.

The Grain & Ethanol Group’s first quarter operating income of $5.7 million was higher than its year earlier result of $2.2 million. This was the result of the grain business having a record quarter. The grain business benefited from significantly higher space income. In contrast, last year, the grain business suffered a significant basis loss during the quarter. The ethanol business lost less than $1.0 million in the first quarter due mainly to the combined performance of the company’s equity investments in three ethanol limited liability companies. The ethanol business last year benefited from margins being locked in before the market decline, and earning $1.3 million in development fee income. The Lansing Trade Group quarterly results were significantly lower than last year, primarily due to declines in its trading business. Total first quarter revenues for the group were $481 million; this includes $206 million of grain and ethanol sales made by the group in accordance with origination and marketing agreements between the company and its ethanol joint ventures. In the first quarter of 2008, the group’s total revenues were $499 million and included $186 million of the aforementioned sales.

The Rail Group’s operating income was $0.9 million in the first quarter of 2009, which is down considerably from the $6.4 million earned during the same three month period a year ago. The group has been impacted by the continued double digit declines in rail traffic that began in late 2008. Revenues of $27 million for the quarter were down from the $35 million reported in 2008. This quarter, the group recognized $0.3 million in gross margin from the sale of railcars and related leases, whereas last year $2.2 million was recorded. Gross profit from the leasing business was significantly less due to lower utilization rates, the corresponding increase in storage expense from idle assets, increased maintenance expense, and decreased leasing rates. The group now has approximately 23,700 cars and locomotives, which is 2 percent more than it had twelve months ago. The average utilization rate (the percentage of the fleet in service) for the quarter was 86.8 percent in comparison to 93.4 percent for the same period last year. Nationwide a significant portion of the total US rail fleet is idle, which suggests a further decline in the Rail Group’s utilization rate is possible. The gross profit of both the railcar repair and manufacturing businesses declined significantly in the first quarter due to reduced sales resulting from the overall economic decline.

The Plant Nutrient Group earned an operating income of $2.0 million during the first quarter of 2009, on revenues of $112 million. In the same three month period of 2008, the group reported a $7.5 million operating profit on $105 million of revenues. Overall margins were down this quarter in comparison to the prior year. Margins were positively impacted by a favorable product mix and the recognition of high gross margin profit on deferred sales and prepay contracts from 2008. Margins, however, were negatively impacted by a $2.9 million lower of cost or market inventory adjustment the group recorded this quarter. Total volume increased due to the eight additional fertilizer and lime facilities acquired after the first quarter of 2008. Excluding the newly acquired businesses, volume was down approximately 15 percent due primarily to de-stocking of the retail dealer inventory and weather related spring field work delays. As was recently announced, the group has entered into a definitive agreement to acquire the Hartung Brothers Inc. Fertilizer Division (HBI). HBI is a regional wholesale supplier of liquid fertilizers with five locations in Wisconsin and one in southeastern Minnesota. This acquisition will allow the group to grow its value added product offering, expand its wholesale customer base, and broaden its geographic territory.

The Turf & Specialty Group achieved operating income of $3.1 million on $45 million of revenues during the first quarter. Last year, the group reported $2.0 million of income on $40 million of revenues for the period. Turf products tonnage increased 13 percent from year to year. Gross profit per ton also increased this quarter. The group continues to experience positive results from its focus on proprietary products and expanded product lines.

The Retail Group reported revenues of $34 million for the first quarter of both 2008 and 2009. Customer counts for the year increased slightly; however, this was offset by a slight decline in the average sale per customer. The group continues to be impacted by the weakness in the overall economy; however, successful pricing and marketing strategies led gross profit to increase by more than 3 percent this quarter. For the three month period, the Retail Group incurred an operating loss of $2.7 million, compared to a $3.4 million loss in the first quarter of 2008.

“Considering the state of the economy we feel good about our overall performance so far this year. Our Grain & Ethanol Group had mixed results; with the record performance of the grain business being offset by the results of the ethanol business and Lansing Trade Group. The Plant Nutrient Group was profitable in a quarter that in the past has often been a loss quarter; however, they were again affected by lower of cost or market adjustments. The Turf & Specialty Group is performing well as the value added and propriety product strategy they have pursued continues to be successful. Our Rail Group, and our Retail Group to a lesser extent; however, have been impacted by the overall economic decline,” said President and Chief Executive Officer Mike Anderson. “We are especially thankful for the diversity of our business units, as this purposeful diversification has positioned us to remain a strong and profitable company during uncertain economic times,” added Mr. Anderson.

Mr. Anderson also stated, “In the past we provided an earnings range with our first quarter release, with updates as deemed necessary. After much consideration, however, we have decided to discontinue our practice of giving earnings guidance at this time. In addition to the impact of the unprecedented pressures facing the overall economy, numerous other factors will have a bearing on our full year outcome: weather patterns during the agricultural planting and growing season within our region, volatility of nutrient and energy prices, timing of railcar sales, and the performance of our equity investments, which include the ethanol production plants and Lansing Trade Group.”

The company will host a webcast on Thursday, May 7, 2009 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in 12 U.S. states and Puerto Rico, plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended
	March 31
(in thousands, except for per share amounts)	2009	2008

Sales and merchandising revenues	$697,392	$713,001
Cost of sales and merchandising revenues	636,018	660,760

Gross profit	61,374	52,241

Operating, administrative and general expenses	46,339	39,586
Allowance for doubtful accounts receivable	191	1,705
Interest expense	5,690	9,122
Other income / gains:
Equity in earnings (loss) of affiliates	(3,674)	8,639
Other income, net	1,239	2,884

Income before income taxes	6,719	13,351
Income taxes	2,806	4,593

Net income	3,913	8,758
Net (income) loss attributable to the noncontrolling interest	1,039	(935)

Net income attributable to The Andersons, Inc.	$4,952	$7,823

Per common share:
Basic earnings	$0.27	$0.43

Diluted earnings	$0.27	$0.42

Dividends paid	$0.0850	$0.0775

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31	December 31	March 31
(in thousands)	2009	2008	2008

Assets
Current assets:
Cash and cash equivalents	$42,285	$81,682	$34,765
Restricted cash	7,342	3,927	3,689
Accounts receivable, net	154,528	126,255	176,225
Margin deposits, net	11,883	13,094	65,932
Inventories	381,306	436,920	558,030
Commodity derivative assets — current	58,804	84,919	283,417
Other current assets	78,943	109,165	59,801

Total current assets	735,091	855,962	1,181,859

Investments and other assets	149,285	153,488	156,521
Commodity derivative assets	2,110	3,662	50,828
Railcar assets leased to others (net)	174,849	174,132	172,142
Property, plant and equipment (net)	120,561	121,529	100,192
	$1,181,896	$1,308,773	$1,661,542

Liabilities and shareholders’ equity
Current liabilities:
Short-term line of credit	$25,200	$—	$390,000
Commodity derivative liabilities — current	39,345	67,055	153,791
Other current liabilities	344,355	458,208	362,736

Total current liabilities	408,900	525,263	906,527

Deferred items and other long-term liabilities	84,304	80,687	49,419
Commodity derivative liabilities	1,754	3,706	8,734
Long-term debt non-recourse	32,552	40,055	51,667
Long-term debt	284,827	293,955	279,348
Shareholders’ equity	369,559	365,107	365,847
	$1,181,896	$1,308,773	$1,661,542

Segment Data

	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Quarter ended March 31, 2009
Revenues from external customers	$480,521	$26,770	$111,762	$44,703	$33,636	$—	$697,392

Gross Profit	23,299	5,731	14,522	8,419	9,403	—	61,374

Equity in earnings (loss) of affiliates	(3,676)	—	2	—	—	—	(3,674)

Other income (loss), net	559	(34)	488	305	111	(190)	1,239

Income before income taxes	4,696	882	2,047	3,097	(2,701)	(1,302)	6,719

(Income) loss attributable to the noncontrolling interest	1,039	—	—	—	—	—	1,039

Operating income (loss) (a)	5,735	882	2,047	3,097	(2,701)	(1,302)	7,758

Quarter ended March 31, 2008
Revenues from external customers	$499,123	$35,011	$105,469	$39,661	$33,737	$—	$713,001

Gross Profit	11,379	11,151	13,678	6,926	9,107	—	52,241

Equity in earnings of affiliates	8,636	—	3	—	—	—	8,639

Other income (loss), net	2,537	178	143	93	147	(214)	2,884

Income before income taxes	3,168	6,426	7,540	2,000	(3,377)	(2,406)	13,351

(Income) loss attributable to the noncontrolling interest	(935)	—	—	—	—	—	(935)

Operating income (loss) (a)	2,233	6,426	7,540	2,000	(3,377)	(2,406)	12,416

(a) Operating income (loss) for each Group is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of (income) loss.